EXHIBIT 10.15


                            ASSET PURCHASE AGREEMENT


         AGREEMENT (hereinafter, together with the Exhibits annexed hereto, the "Agreement"), made and entered into as of the 13th day of January, 1998, by and among CHRONIMED INC., a Minnesota corporation ("Purchaser"), and DIA-SCREEN CORPORATION, a Minnesota corporation ("Seller").

                                    RECITALS:

         1. Seller is in the business of developing, manufacturing and marketing dry reagent diagnostic products which monitor a variety of chemistries found in the body, including urine diagnostic and blood glucose monitoring products.

         2. Purchaser desires to purchase and acquire certain assets and business of Seller, and Seller is willing to sell said assets and business to Purchaser, upon the terms and conditions hereinafter set forth.

         NOW, THEREFORE, in consideration of the purchase and sale of the assets and of the premises and the mutual promises, covenants and conditions hereinafter set forth, Seller and Purchaser hereby agree as follows:


                                    ARTICLE I

                                   DEFINITIONS


         As used herein, the following terms shall have the meanings set forth below, and where said meanings are intended, said terms shall be capitalized:

         1.1 "ASSETS" shall mean all of the assets, properties and rights of Seller, including but not limited to Inventory, Equipment, Acquired Contracts, Permits and Approvals, Books and Records, Intellectual Property Rights, Receivables having a cumulative value less than or equal to $30,000.00, and Goodwill, excluding only the Excluded Assets.

         1.2 "ACQUIRED CONTRACTS" shall mean those Contracts of Seller, as defined herein, which Purchaser elects to assume. Acquired Contracts shall be identified with specificity prior to Closing on Exhibit C-2, attached hereto and to be acknowledged in final form by the parties in advance of Closing.


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         1.3 "BLOOD GLUCOSE PRODUCTS" shall mean Seller's existing products, products in development, and technologies pertaining to monitoring blood glucose, including blood glucose test strip(s) and meter(s), and more fully described in Exhibit A hereto.

         1.4 "BOOKS AND RECORDS" shall mean all of Seller's books and records relating to the Assets or the Business including without limitation, lists of customers and suppliers, and records with respect to pricing, volume, payment history, cost, inventory, machinery and equipment, mailing lists, distribution and customer lists, sales, purchasing and materials, manuals, and including any such records which are maintained on computer.

         1.5 "BUSINESS" shall mean Seller's business as described in Recital 1 above, as well as any other business in which Seller is engaged.

         1.6 "CLOSING DATE" shall mean the date on which the Closing hereunder is held. The Closing shall be held subject to the occurrence of the conditions identified in Articles X and XI herein, at 10:00 a.m., then current Minneapolis time, on the business day next following the Validation Date of Seller's leukocyte urine chemistry reagent product, or at such other time or date as the parties may mutually agree upon in writing, unless delayed by a party for failure to satisfy conditions precedent to said party's obligations hereunder, in which case Closing shall be held as soon as practicable after such conditions are satisfied.

         1.7 "CONTRACTS" shall mean all of Seller's right, title and interest in and to all leases, contracts, agreements, commitments, understandings, and orders (including but not limited to any licenses that Seller holds) which relate to the Assets or the Business, all of which are listed on Exhibit C-1 attached hereto. An updated version of Exhibit C-1 shall be delivered at the Closing listing the Contracts as of the Closing Date, with Purchaser to have the opportunity to identify and assume any newly identified Contracts as Acquired Contracts.

         1.8 "EQUIPMENT" means all of Seller's tangible assets, other than the Inventory, including but not limited to furniture, machinery, equipment, tooling, computers and the software utilized therewith (including the source code for the same where available to Seller), and vehicles, specifically including but not limited to the items listed on Exhibit D.

         1.9 "EXCLUDED ASSETS" shall mean only Seller's Receivables exceeding a cumulative value of Thirty Thousand Dollars ($30,000.00), determined as of the Closing Date, and any assets specifically listed on Exhibit E attached hereto.

         1.10 "GOODWILL" shall mean all goodwill and business of Seller.

         1.11 "INTELLECTUAL PROPERTY RIGHTS" shall mean all of Seller's patents, trademarks, service marks, trade names, trademark, service mark and trade name registrations, brand names, copyrights and copyright registrations, all pending applications for any of the foregoing, and any other proprietary rights, inventions, trade secrets, or know-how or processes used in the operation


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of Seller's business, or owned by Seller, and any licenses granted by or to
Seller, and any other contracts, agreements, commitments or understandings to which it is a party, which relate, in whole or in part, to Intellectual Property Rights, all as identified in Exhibit F hereto.

         1.12 "INTERIM STATEMENTS" shall mean the unaudited balance sheet of Seller as of November 30, 1997, and related unaudited statements of income and retained earnings of Seller for the fiscal period ending on said date, prepared by Seller, copies of which have been provided to Purchaser.

         1.13 "INVENTORY" shall mean all of Seller's inventory and supplies, including raw materials, work in process and finished inventory, identified by category in Exhibit G hereto.

         1.14 "LEASED PREMISES" shall mean the premises leased by Seller located at 5182 West 76th Street, Minneapolis, Minnesota 55439, which premises constitute the only real property used or occupied by Seller.

         1.15 "LIABILITIES AND OBLIGATIONS" shall mean any indebtedness, claim, obligation or liability of any kind or nature whatsoever, whether absolute or contingent, liquidated or unliquidated, due or to become due, accrued or not accrued, or otherwise.

         1.16 "NET REVENUES" shall mean gross sales minus any discounts, rebates, allowances or returns.

         1.17 "PERMITS AND APPROVALS" shall mean all licenses, permits, franchises, approvals and authorizations by governmental authorities or third parties, actual or issuance pending, held by Seller.

         1.18 "PROCESS VALIDATION" shall mean the successful completion of the testing and development process related to the leukocyte reagent component of Seller's Urine Chemistry Products, as identified in Exhibit H hereto.

         1.19 "RECEIVABLES" shall mean Seller's accounts receivable arising from sales of merchandise or services to customers in the ordinary course of Seller's business net of any allowance for bad debt.

         1.20 "SELLER STATEMENTS" shall mean the unaudited balance sheets of Seller as of December 31, 1995 and December 31, 1996, and statements of income and retained earnings of the Seller for the fiscal years ending on said dates, prepared by Seller, copies of which have been provided to Purchaser.

         1.21 "URINE CHEMISTRY AND BUN PRODUCTS" shall mean Seller's existing products, products in development, and technologies pertaining to urine chemistry measurement and


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monitoring, including but not limited to the "10 TEST URINE STRIP", including blood urea nitrogen and urine controls, all as more fully described in Exhibit B attached hereto.

         1.22 "VALIDATION DATE" shall mean the date upon which the parties agree that successful Process Validation has been achieved for the leukocyte reagent component of Seller's Urine Chemistry Products, as dictated by the criteria identified in Exhibit G hereto.


                                   ARTICLE II

                                PURCHASE AND SALE


         2.1 PURCHASE PRICE On the Closing Date, subject to the terms and conditions set forth in this Agreement, Seller agrees to sell and convey to Purchaser, and Purchaser agrees to purchase, the Assets, for an amount (the "Purchase Price") equal to:

                  (a) $[XXX] (the "Fixed Payment") as may be adjusted pursuant to Section 2.6(a) herein; plus

                  (b) if and only to the extent earned, the Royalty Payments as provided in Section 2.2 below.

         After the Closing, Purchaser shall prepare, in accordance with applicable Internal Revenue Services requirements, an allocation of the Purchase Price among the Assets. Each of the parties hereto agrees to report this transaction consistently with said allocation, specifically including for income tax purposes.

         2.2 ROYALTY PAYMENTS Purchaser shall pay to Seller, to the extent earned, royalties on Net Revenues derived from Purchaser's sales of Urine Chemistry and BUN Products, pursuant to the terms and schedules herein. The parties agree that all payments earned and paid pursuant to this Section 2.2 constitute a substantial aspect of the transaction and shall qualify and be treated as royalties under the definition provided in IRC ss.61(e)(6) and ss.1253. Net Revenues shall be determined on an accrual basis consistent with Purchaser's customary accounting practices. Seller acknowledges and agrees that Purchaser shall be free to run its business and the business acquired from Seller in Purchaser's sole discretion, that Purchaser makes no warranty regarding Purchaser's achievement of anticipated sales of Urine Chemistry and BUN Products, and that Seller shall have no right to make any claims for royalties on the grounds that if different actions had been taken by Purchaser more Net Revenues would have been earned.

         2.2.1 ANNUAL ROYALTY PERIODS Royalty accruals and Purchaser's payment obligations shall be established on an annual basis. The first annual royalty period shall commence on the first accounting day of the earliest to occur of:


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                  (i) the first accounting month that begins nine months after the Closing Date, or

                  (ii) the first accounting month beginning after the date of FDA approval of the 10 Test Urine Strip, or

                  (iii) the first accounting month beginning after the date of Purchaser's first commercial shipment of the 10 Test Urine Strip.

         All royalty payments earned during a royalty period year and payable to Seller shall be paid within 45 days following the end of the applicable royalty period. The following terms shall dictate royalty payments earned and payable for any annual royalty periods:

         (a) ROYALTY YEAR ONE Purchaser shall pay to Seller royalties on Net Revenues derived from the sale of Urine Chemistry and BUN Products during the first annual royalty period at a rate of [XXX]%. Seller shall earn and Purchaser shall become obligated to pay royalties only upon Purchaser's achievement of sales of Urine Chemistry and BUN Products exceeding $[XXX] in Net Revenues during the first annual royalty period. The maximum total royalties payable by Purchaser to Seller against Net Revenues earned during the first annual royalty period shall be $[XXX], regardless of the actual, total volume of sales during that period. In the event Purchaser's sales of Urine Chemistry and BUN Products during the first annual royalty period shall exceed $[XXX] in Net Revenues, Seller shall be credited with all Net Revenues exceeding $[XXX] (generally, as identified throughout this Section 2.2.1, the "Carryover Net Revenues"). Any Carryover Net Revenues so credited shall be added to Purchaser's Net Revenues earned during the second annual royalty period for purposes of determining Seller's royalties earned and payable, subject to the caps identified below, following the end of that second annual period. In calculating Net Revenues for the first accounting month of the first annual royalty period, there shall be included, in addition to Net Revenues for such month, the Net Revenues derived from the sale of Urine Chemistry and BUN Products during the period from the date which triggered the commencement of the royalty payment obligation to the first day of such first accounting month.

         (b) ROYALTY YEAR TWO Purchaser shall pay to Seller royalties on Net Revenues derived from the sale of Urine Chemistry and BUN Products during the second annual royalty period, plus any credited Carryover Net Revenues, at a rate of [XXX]%. Seller shall earn and Purchaser shall become obligated to pay royalties only upon Purchaser's Net Revenues on sales of Urine Chemistry and BUN Products during the second annual royalty period, plus any Carryover Net Revenues, exceeding $[XXX]. The maximum total royalties payable by Purchaser to Seller against Net Revenues earned during the second annual royalty period, plus any Carryover Net Revenues, shall be $[XXX], regardless of the actual, total volume of sales during that second annual period. In the event Purchaser's Net Revenues earned on sales of Urine Chemistry and BUN Products during the second annual royalty period, plus any Carryover Net


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         Revenues, shall exceed $[XXX], Seller shall be credited with all Net
Revenues plus Carryover Net Revenues exceeding $[XXX] and up to $[XXX] as Carryover Net Revenues. Any Carryover Net Revenues so credited shall be added to Purchaser's Net Revenues earned during the third annual royalty period for purposes of determining Seller's royalties earned and payable, subject to the caps identified below, following the end of that third annual period.

         (c) ROYALTY YEAR THREE Purchaser shall pay to Seller royalties on Net Revenues derived from the sale of Urine Chemistry and BUN Products during the third annual royalty period, plus any credited Carryover Net Revenues, at a rate of [XXX]%. Seller shall earn and Purchaser shall become obligated to pay royalties only upon Purchaser's Net Revenues on sales of Urine Chemistry and BUN Products during the third annual royalty period, plus any Carryover Net Revenues, exceeding $[XXX]. The maximum total royalties payable by Purchaser to Seller against Net Revenues earned during the third annual royalty period, plus any Carryover Net Revenues, shall be $[XXX], regardless of the actual, total volume of sales during that third annual period. In the event Purchaser's Net Revenues earned on sales of Urine Chemistry and BUN Products during the third annual royalty period, plus any Carryover Net Revenues, shall exceed $[XXX], Seller shall be credited with all Net Revenues plus Carryover Net Revenues exceeding $[XXX] and up to $[XXX] as Carryover Net Revenues. Any Carryover Net Revenues so credited shall be added to Purchaser's Net Revenues earned during the fourth annual royalty period for purposes of determining Seller's royalties earned and payable, subject to the caps identified below, following the end of that fourth annual period.

         (d) ROYALTY YEAR FOUR Purchaser shall pay to Seller royalties on Net Revenues derived from the sale of Urine Chemistry and BUN Products during the fourth annual royalty period, plus any credited Carryover Net Revenues, at a rate of [XXX]%. Seller shall earn and Purchaser shall become obligated to pay royalties only upon Purchaser's Net Revenues on sales of Urine Chemistry and BUN Products during the fourth annual royalty period, plus any Carryover Net Revenues, exceeding $[XXX]. The maximum total royalties payable by Purchaser to Seller against Net Revenues earned during the fourth annual royalty period, plus any Carryover Net Revenues, shall be $[XXX], regardless of the actual, total volume of sales during that fourth annual period. In the event Purchaser's Net Revenues earned on sales of Urine Chemistry and BUN Products during the fourth annual royalty period, plus any Carryover Net Revenues, shall exceed $[XXX], Seller shall be credited with all Net Revenues plus Carryover Net Revenues exceeding $[XXX] and up to $[XXX] as Carryover Net Revenues. Any Carryover Net Revenues so credited shall be added to Purchaser's Net Revenues earned during the fifth annual royalty period for purposes of determining Seller's royalties earned and payable, subject to the caps identified below, following the end of that fifth annual period.

         (e) ROYALTY YEAR FIVE Purchaser shall pay to Seller royalties on Net Revenues derived from the sale of Urine Chemistry and BUN Products during the fifth annual royalty period, plus any credited Carryover Net Revenues, at a rate of [XXX]%. Seller shall earn and Purchaser shall become obligated to pay royalties only upon Purchaser's Net Revenues on sales of Urine Chemistry and BUN Products during the fifth annual royalty period, plus any Carryover Net Revenues, exceeding $[XXX]. The maximum total royalties payable by Purchaser to


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Seller against Net Revenues earned during the fifth annual royalty period, plus any Carryover Net Revenues, shall be $[XXX], regardless of the actual, total volume of sales during the fifth annual period. Purchaser shall have no obligation to pay Seller royalties on Net Revenues earned in the fifth annual period, plus any Carryover Net Revenues, exceeding $[XXX] and Purchaser's royalty payment obligations shall terminate upon payment of royalties earned in and due following the fifth annual royalty period.

         (f) TIMING OF REVENUES. Purchaser shall make all sales Urine Chemistry and BUN Products in the normal course of business and shall not take any action which would defer or delay recognition of any Net Revenues from one royalty year to the next.

         (g) BEST EFFORTS. Purchaser agrees that it will use its commercially reasonable best efforts to market and sell the Urine Chemistry and BUN Products and, if it retains them pursuant to Section 2.3.1, the Blood Glucose Products throughout the respective periods during which royalties on sales are payable to the Seller.

         (h) MODIFICATIONS AND IMPROVEMENTS. For purposes of calculating sales on which royalty payments are due to the Seller, Purchaser shall pay to Seller royalties on new or modified urine chemistry and BUN products to the extent the Urine Chemistry and BUN Products, as conveyed herein, constitute any part of the new or modified products. In the event Purchaser shall develop and sell urine chemistry products incorporating test elements not presently existing or under development by Seller or Purchaser, Purchaser shall pay to Seller royalties on the Net Revenues derived from sales of such new or modified products only in amounts relative to the extent that any of the 10 Test Urine Strip elements comprise a part of the sales value of any new or modified urine chemistry test strip.

         2.2.2 CALCULATIONS AND PAYMENT FOR EACH YEAR; DISPUTE RESOLUTION The calculation of the Net Revenues and other calculations required for royalty payments shall be made by Purchaser and submitted to Seller in report form no later than forty-five (45) days after the end of the subject annual royalty period. Payment of royalties due, if any, shall be made contemporaneous with each Net Revenue and royalties calculation report, in accordance with the foregoing provisions.

         Following the receipt of the report for each annual royalty period, Seller shall have thirty (30) days in which to review the report and to object to any matters shown in the report. If Seller does not make any objection in writing within said 30-day period, the report and royalty payment for that annual royalty period shall be deemed final and accepted by Seller without further claim.

         If Seller delivers written notice of objection within the 30-day period, then Seller and Purchaser shall first negotiate for a period of up to thirty (30) days in an effort to resolve their differences. If the parties are unable to agree, the parties shall designate as arbiter a mutually acceptable firm of independent certified public accountants, which firm shall not ordinarily


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provide services for either of Purchaser or Seller. Said firm shall review the disputed items in the determination of Net Revenues for the annual royalty period at issue, and shall make its determination as to Net Revenues for that period. The determination made by said firm shall be final for all purposes under this Agreement. Said firm shall use its best efforts to have its report completed within forty-five (45) days after the matter is submitted to the firm for determination. In the event the arbiter determines Net Revenues for the period in dispute to vary 5% or less over Purchaser's originally reported Net Revenue figure, Seller shall pay the arbiter firm expenses generated in resolving the dispute. If the arbiter determines Net Revenues for the period in dispute to be greater than 5% over Purchaser's reported Net Revenue figure, Purchaser shall pay the expenses of the arbiter firm.

         2.3 BLOOD GLUCOSE PRODUCTS Seller hereby sells all of Seller's rights, title, and interest in the Blood Glucose Products to Purchaser subject to Purchaser's right of acceptance as stated below. Within 60 days following Closing, Purchaser shall notify Seller of Purchaser's election whether to retain, or convey back to Seller, ownership of the Blood Glucose Products. During the period from the Closing Date through the date on which Purchaser gives such notice, Purchaser will sell to Seller Blood Glucose Products at the rate of Purchaser's cost of production plus [XXX]%, the elements constituting cost of production to be defined according to generally accepted accounting principals and agreed upon by the parties prior to Closing, and Seller shall have the right to market such Product.

         2.3.1 PURCHASER'S RETENTION OF RIGHTS In the event Purchaser notifies Seller of Purchaser's intention to retain the Blood Glucose Products Purchaser shall, for a period of three years following Purchaser's first shipment of an FDA approved blood glucose meter, pay to Seller royalties of [XXX]% of Net Revenues derived from sales of Blood Glucose Products. Blood Glucose Products royalties shall not be subject to minimum revenue thresholds or royalty caps, however, Purchaser shall be entitled to subtract from royalties earned and due Purchaser's costs of product research and development and any costs necessary to obtain any required FDA product approvals. Purchaser's royalty payment obligation shall not accrue until accumulated royalties shall have fully off-set Purchaser's reasonable research and development costs as agreed in writing in advance by Purchaser and Seller. Purchaser shall report Blood Glucose Products Net Revenues and make royalty payments due to Seller pursuant to the procedures established in Section 2.2.2. The Section 2.2.2 dispute resolution and royalty finalization procedures shall also apply to Blood Glucose Product royalty payment.

         2.3.2 PURCHASER'S RETURN OF RIGHTS In the event Purchaser notifies Seller of Purchaser's intention to waive and return to Seller all rights in the Blood Glucose Products, Purchaser shall convey and Seller shall receive, without further act or payment, all right, title and interest in the Blood Glucose Products. If Seller, within a period of 2 years following such reconveyance, elects either to market and sell the Blood Glucose Products or conveys to any other party such rights, Seller grants to Purchaser and Purchaser shall have the first option to negotiate in good faith the contract manufacturing rights for production of the Blood Glucose Products on Seller's or any third party's behalf. Purchaser agrees that if requested by Seller, during such 2 year period, it will manufacture Blood Glucose Products for Seller during the first


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year at a price of Purchaser's cost of production plus [XXX]%, and during the second year at a price of Purchaser's cost of production plus [XXX]%.

         2.4 LIABILITIES Purchaser shall not assume or become liable for any Liabilities and Obligations of Seller, except only for liabilities arising under the Acquired Contracts and only with respect to actions and transactions occurring under the Acquired Contracts from and after the Closing Date.

         Without limiting the generality of the foregoing, it is specifically understood and agreed as follows:

                  (a) Purchaser is offering employment to the employees of Seller identified in Exhibit X hereto. Persons accepting employment with Purchaser shall be given credit for the period of their employment by Seller in determining eligibility for all Purchaser's employee benefit and similar programs which have any waiting, vesting or similar requirement. Such persons employed by Purchaser shall be deemed to have elected participation in such programs as of January 1, 1998. Seller shall be responsible for any and all Liabilities and Obligations owed to its employees, including but not limited to any termination payments, accrued vacation pay, unpaid wages, including those accruing to Seller through the Closing Date. All such obligations of Seller to employees shall be satisfied, or arrangements for the satisfaction thereof acceptable to Purchaser shall be made, on or before the Closing Date.

                  (b) Purchaser assumes no liability with respect to any qualified benefits, retirement, deferred compensation, profit sharing, stock purchase or stock option plans maintained by Seller on behalf of its employees ("SELLER'S PLANS"). In the event Seller or employees of Seller who may become employed by Purchaser elect to participate in Purchaser's employee benefits, retirement, profit sharing or stock option purchase plans following Closing, Seller or its employees shall bear the expense of liquidating any of Seller's Plans, if liquidated by Seller, and reinvesting or rolling-over any individual contributions to the Seller's Plan into plans maintained by Purchaser.

                  (c) Purchaser has no obligation with respect to Seller's obligations to customers which are first to be performed before the Closing Date or which arise from products shipped before the Closing Date or from finished goods acquired by Purchaser from Seller, including any claims for failure to perform, for breach of warranty, or for product liability. Seller shall satisfy all such obligations at its expense. If Seller does not satisfy such obligations promptly, Purchaser shall have the right to satisfy such obligations and charge the amount required to satisfy such obligations to Seller.


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                  (d) All Liabilities and Obligations that Seller has to
         suppliers or creditors shall be promptly paid and satisfied by Seller, or adequate provision made therefore, at or before Closing, so as to avoid any adverse impact upon the Business and Assets in the hands of Purchaser.

         2.5 INDEMNIFICATION AGAINST NON-ASSUMED LIABILITIES Excepting solely the Purchaser's liabilities under the Acquired Contracts, Seller shall indemnify, defend, save and hold Purchaser harmless from and against all claims, demands, losses, expenses, and liabilities, including but not limited to reasonable attorneys' fees, arising in any fashion out of any non-assumed Liabilities and Obligations of Seller.

         2.6 PAYMENTS The Purchase Price shall be paid as follows:

                  (a) By payment of $[XXX] of the Fixed Payment at Closing, as may be adjusted by the following:

                           (i) Purchaser has lent Seller certain amounts
                  pursuant to a $[XXX] Promissory Note dated October 15, 1997. To the extent any amounts, including accrued interest, remain unpaid under said Promissory Note, said amounts shall be applied and credited against the $[XXX] due at Closing.

                           (ii) Seller has assigned and Purchaser has assumed
                  certain personal property capital leases, identified as Acquired Contracts in Exhibit C-2. The Fixed Payment payable at Closing shall also be reduced in an amount equal to the net present value, discounted at [XXX]%, of the personal property capital leases assumed by Purchaser.

                  (b) By payment of the royalty payments if, as and when provided in Sections 2.2 and 2.3.

         The payment at Closing shall be made in the form of a cashiers or certified check or by wire transfer of immediately available funds.

         All payments made hereunder are subject to the terms and conditions herein set forth, and will be made by Purchaser in reliance upon the representations, warranties, covenants and agreements contained herein.

         2.7 RECEIVABLES Seller has engaged in, and will continue to engage in, the practice of selling or factoring its Receivables. To the extent that any Receivables have been sold or factored in part or in whole prior to the Closing Date, Purchaser shall not acquire the factored portion of any Receivables and shall have no interest therein. If Seller has Receivables as of the Closing Date which have not been sold or factored in part or in whole (the "NON-FACTORED


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RECEIVABLES"), Purchaser shall be entitled to the first $30,000.00 collected on the Non-factored Receivables and Seller shall be entitled to keep and retain any amounts in excess of $30,000.00 collected on the Non-factored Receivables. Seller's Receivables, and the Non-factored Receivables, are identified in
Exhibit I hereto.

         Seller shall assign and Purchaser shall assume at Closing all rights to the Non-factored Receivables. Seller shall notify all Non-factored Receivables accounts directing further payment to Purchaser. Purchaser shall have the sole right, consistent with prudent business practices, to collect the Non-factored Receivables until Purchaser has collected $30,000.00. If Purchaser shall collect any amounts in excess of $30,000.00 from the Non-factored Receivables, Purchaser shall remit to Seller such excess collected sums. If Seller wishes to engage in further collection efforts with respect to any Unfactored Receivables which remain uncollected after the earlier of Purchaser's collection of $30,000.00 or one year following the Date of Closing, Purchaser shall assign such Non-factored Receivables to Seller, without recourse, and Seller shall be free to pursue collection on its own behalf and at its own expense subject only to the requirement that Seller not unduly interfere with Purchaser's relationships with any ongoing customer's Business.

         2.8 WARRANTY OBLIGATIONS Copies of Seller's standard warranties (the "Standard Warranties") for its products, including copies of prior versions of the warranties which may be still in effect for some products, are attached hereto as Exhibit J. Seller represents that the time period for Seller's standard warranties in no event exceeded two (2) years from the date the products were sold.

         Purchaser, at the expense of Seller, shall satisfy Seller's warranty obligations for products sold by Seller to customers in the ordinary course of business by Seller prior to the Closing Date, and for finished goods Inventory acquired by Purchaser from Seller, but Purchaser's agreement to satisfy such warranty obligations is expressly subject to and limited by the following agreements and understandings:

                  (a) Purchaser's obligations are limited to, and in no event shall exceed in any respect the obligations expressly set forth in the standard warranties; and

                  (b) Purchaser shall have no obligation with respect to any product more than three (3) years after the date on which such product was sold by Seller; and

                  (c) In no event shall Purchaser have any obligation beyond either repairing or replacing the defective product or refunding the purchase price paid by Seller's customer to Seller in the ordinary course of business therefor.


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         Seller shall provide to Purchaser information regarding its product coding and any other appropriate assistance to enable Purchaser to determine when products meet the timing requirements set forth in this section.

         Purchaser shall report all warranty fulfillment expenses incurred by Purchaser in Purchaser's annual royalty report to Seller, as identified in
Section 2.2.2. Purchaser shall be entitled to off-set any royalties due Seller by warranty fulfillment expenses incurred by Purchaser provided that such expenses shall not exceed the reasonable costs of replacing the defective product plus shipping costs.

         This Section shall not create any obligations of Purchaser to any third parties, including but not limited to customers of Seller, except that Purchaser will be responsible for warranty service that Purchaser actually provides to such customers in accordance with Purchaser's standard terms and conditions for warranty service, as they may change.

         2.9 PRODUCT LIABILITY, INSURANCE Seller is responsible for (and as provided in Section 2.5 is indemnifying Purchaser against) all product liability, all liability for injuries to persons or property, and all other Liabilities and Obligations with respect to products manufactured by Seller before the Closing Date, specifically including finished goods Inventory acquired by Purchaser from Seller ("ACQUIRED INVENTORY"); provided, however, that Seller is not responsible in the case of Acquired Inventory to the extent the liability is due to a failure by Purchaser to store such Acquired Inventory in a reasonably prudent manner or to monitor the status of such Acquired Inventory in accordance with good manufacturing practices. As additional support for said obligation, but not in limitation thereof, for a period of not less than three or more years after Closing, Seller shall maintain product liability insurance with respect to all such products which insurance satisfies the requirements of Exhibit K attached hereto. Purchaser shall be added as an additional named insured in accordance with the specifications set forth on Exhibit K.

         In order to assist both parties to determine respective responsibility for a product which gives rise to a claim by a third person, (a) Seller shall provide to Purchaser detailed information regarding the dating and coding used by Seller to identify products sold by Seller and such other information as Purchaser may reasonably request, and (b) Purchaser shall utilize a dating and coding system to identify products manufactured and sold after Closing by Purchaser which coding system shall be distinguishable from that utilized by Seller, and also shall provide such information as Seller may reasonably request.

         2.10 PRORATIONS Seller and Purchaser agree to the following prorations and allocation of costs in connection with this Agreement and the transactions contemplated hereby:

                  (a) All operating costs of the Assets and the Business related thereto, such as but not limited to utilities, rent and other charges under leases, shall be allocated between Seller and Purchaser based upon the Closing Date, such that Seller shall pay that portion of the operating costs pertaining to that period of time up to the Closing Date, and Purchaser shall pay that portion of the operating costs on and after the actual Closing Date.

                  (b) All salary or wages, vacation pay, and other unpaid employee benefits shall be paid by Seller in accordance with Section 2.4(a).


         2.11 PERSONAL PROPERTY LEASES Except as identified as Acquired Contracts in Exhibit C-2, Purchaser assumes no personal property leases of Seller and Seller indemnifies Purchaser, pursuant to Section 2.5, with respect to any unassumed personal property leases.


                                   ARTICLE III

                              DELIVERIES BY SELLER


         3.1 SELLER'S DELIVERIES On the Closing Date, subject to the terms and conditions set forth in this Agreement, Seller shall make the following deliveries:

                  (a) Bill of Sale, assignments, certificates of title, and other instruments of conveyance reasonably requested by Purchaser;

                  (b) Assignment and Assumption Agreement for Acquired Contracts, in the form appearing as Exhibit W hereto;

                  (c) Assignments of Intellectual Property Rights;

                  (d) A current certified search showing all financing statements, and federal and state tax liens, on file against the Assets, together with appropriate releases or termination statements for any security interests or liens against the Assets;

                  (e) All Agreements duly executed by Seller and John Murray, Robert Moyer and Troy Koopman, attached as Exhibit N hereto;

                  (f) The Consulting or Employment Agreements duly executed by John Murray, Robert Moyer and Troy Koopman, attached as Exhibit S hereto; and

                  (g) All other items or documents necessary or appropriate hereunder.

         3.2 PURCHASER'S DELIVERIES On the Closing Date, subject to the terms and conditions set forth in this Agreement, Purchaser shall make the following deliveries:

                  (a) Payment of the amount Fixed Payment payable at Closing;

                  (b) Assignment and Assumption Agreement duly executed on behalf of Purchaser, Exhibit W;

                  (c) The Agreements referenced in Section 3.1(e) and 3.1(f) duly executed by Purchaser; and

                  (d) All other items or documents necessary or appropriate hereunder.


                                   ARTICLE IV

                                     CLOSING


         The Closing hereunder shall take place at the offices of Gray, Plant, Mooty, Mooty & Bennett, P.A., on the Closing Date, or at such other place as may be mutually agreed upon in writing by Purchaser and Seller.


                                    ARTICLE V

                                  INVESTIGATION


         From and after the date hereof and through the Closing Date, Seller shall afford to the officers and representatives of Purchaser full access to the Assets, properties and records of Seller in order that Purchaser may have full opportunity to make such investigation at reasonable times as it shall desire of the Assets, business and affairs of Seller, and Seller shall provide to Purchaser reasonable assistance in the conduct of said investigation by Purchaser.

                                   ARTICLE VI

                         REPRESENTATIONS AND WARRANTIES
                                  OF THE SELLER


         Seller represents and warrants to Purchaser that, except as specifically set forth on Exhibit L hereto, entitled Representations and
Warranties: Exceptions and Disclosures, the following statements are true and correct as of the date of this Agreement and will be true and correct on the Closing Date as if made on said Date:

         6.1 SELLER'S ORGANIZATION

                  (a) Seller is a corporation duly organized and existing and in good standing under the laws of the state of Minnesota and is entitled to own or lease its properties and to carry on its business as and in the places where such properties are now owned, leased or operated, or such business is now conducted. Subject to obtaining shareholder approval of the sale of its assets contemplated by this Agreement, Seller has full power and authority to sell, convey, assign, transfer and deliver the Assets as herein provided, and all corporate and other proceedings necessary to be taken by Seller in connection with the transactions provided for by this Agreement and necessary to make the same effective have been duly and validly taken, and this Agreement has been duly and validly executed and delivered by Seller and constitutes a valid and binding obligation of Seller enforceable in accordance with its terms.

                  (b) Seller is qualified to do business as a foreign corporation in all jurisdictions in which the nature of Seller's business, the location of its assets or other factors require it to be so qualified.

                  (c) The shareholders of Seller are listed on Exhibit M. No other persons or entities hold stock or other equity interests in Seller. Seller does not have any subsidiaries, nor does it have any equity interest in any corporation, partnership, limited liability company, or other business entity.

                  (d) Seller was formerly named Genesis Labs, Inc. In 1993, Seller merged with Dia-Screen Corporation (the "Predecessor"). In 1996, Seller changed its name to its present name. The assets of Seller include all of the previous material assets of Genesis Labs, Inc. and Predecessor, except for such assets which have been disposed of or sold in the ordinary course of business.

         6.2 TITLE Except as set forth on Exhibit L, Seller has good and marketable title to the Assets, free and clear of any mortgages, liens, security interests, pledges, easements or encumbrances of any kind or nature whatsoever. At the Closing, Seller will convey good and marketable title to the Assets to be sold hereunder, free and clear of any and all mortgages, liens, security interests, pledges, easements, or encumbrances of any kind or nature whatsoever.

         6.3 FINANCIAL STATEMENTS The Seller Statements are materially true, complete and correct and have been prepared in accordance with generally accepted accounting principles consistently followed throughout the periods indicated, with exception of the absence of footnotes. The Seller Statements fairly present the financial condition and assets and liabilities (whether accrued, absolute, contingent or otherwise) of Seller as of the dates indicated and the results of operation of Seller for the periods then ended.

         6.4 INTERIM STATEMENTS The Interim Statements are materially true, complete and correct and have been prepared in accordance with generally accepted accounting principles, consistently followed (subject, however, to normal year-end adjustments none of which will be materially adverse, and to the absence of footnotes). The Interim Statements fairly and accurately present the financial condition and assets and liabilities (whether accrued, absolute, contingent or otherwise) of Seller as of the dates indicated and the results of operations of Seller for the periods then ended.

         6.5 LIABILITIES Except as and to the extent reflected or reserved against in the Interim Statements, or otherwise disclosed herein, Seller had, as of the date of such Statements, no Liabilities or Obligations. As of the date of this Agreement, Seller is not subject to and does not have any Liabilities and Obligations, except as disclosed in the Interim Statements, and except for such Liabilities and Obligations as have arisen in the ordinary course of business of Seller since the date of said Interim Statements, none of which newly arisen Liabilities and Obligations have a material adverse effect upon the Assets, or Seller, its organization, business, properties or financial condition.

         6.6 OTHER OPERATIONS Seller does not have any business, division, other operations, subsidiaries, affiliates or controlled corporations or entities other than the Business and Assets conveyed herein. During the past four years, Seller and any subsidiaries, affiliates or controlled entities of Seller have not sold, transferred or otherwise disposed of any company, business, division or operation, providing products or services which compete with the services provided by Seller.

         6.7 NON-BREACH The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by Seller will not (a) result in a breach of any of the terms or conditions of, or constitute a default under, any mortgage, note, bond, indenture, agreement, license or other instrument or obligation (including any "Contracts") to which Seller is now a party or by which it, on any of its properties or assets may be bound or affected, or (b) violate any order, writ, injunction or decree of any court, administrative agency or governmental body.

         6.8 CONTRACTS Except as listed in Exhibit C-1, Seller is not a party to any written or oral:

                  (i) contract, agreement, commitment or understanding for the provision of goods, and/or services;

                  (ii) contract, agreement, commitment or understanding for the employment of any officer, consultant, director or employee;

                  (iii) contract, agreement, commitment or understanding with any labor union;

                  (iv) contract, agreement, commitment or understanding for the purchase of any materials, supplies or equipment or for the manufacturing of products;

                  (v) contract, agreement, commitment or understanding from suppliers of products or services;

                  (vi) license or franchise contract, agreement, commitment or understanding, either as licenser or licensee or franchiser or franchisee, including any related to intellectual property, or distributor, dealership or sales agency contract, agreement or understanding;

                  (vii) lease for real or personal property under which Seller is a lessor or lessee, or contract, commitment, agreement or understanding to purchase or sell real property or a material amount of personal property;

                  (viii) pension, profit-sharing, bonus, deferred compensation, retirement or stock option or stock purchase plan in effect with respect to employees or others;

                  (ix) contract, agreement, commitment or understanding granting to any person the right to use any property or property right of Seller, including any trademark or patent licensing agreement, contract or understanding;

                  (x) plan, contract, agreement, commitment or understanding providing for insurance for any officer, director or employee or member of their families;

                  (xi) construction contract;

                  (xii) contract, agreement, commitment or understanding containing covenants by Seller not to compete in any line of business or with any person;

                  (xiii) joint venture contract, agreement, commitment or understanding or partnership or arrangement or other agreement involving a sharing of profits; or

                  (xiv) contract, agreement, commitment or understanding relating to the borrowing or lending of money by Seller, providing for letters of credit delivered or to be delivered (including but not limited to letters of credit delivered to providers), or providing for any mortgage, lien or security interest upon any of the Assets; or

                  (xv) any guaranties or indemnification's by Seller, except for Seller's obligations resulting from the endorsement of checks deposited for collection;

                  (xvi) any contract, agreement, commitment or understanding calling for payments by Seller in excess of $1,000;

                  (xvii) other material contract, agreement, commitment or understanding.

         Seller has provided to Purchaser true, current, correct and complete copies (or accurate written descriptions in the case of oral Contracts) of all of the Contracts.

         Seller has performed all obligations required to be performed by it to date under, and Seller and each other party to each Contract is not in default under each of the Contracts, and there are no facts which, with notice and/or the passage of time would constitute a default in any material respect. Each of the Contracts is in full force and effect. Upon request of Purchaser, Seller shall assign to Purchaser any or all of the Contracts. Except as stated on Exhibit C-1, each of said Contracts is assignable without consent.

         6.9 INVENTORY; RECEIVABLES The Inventory reflected on the Interim Statement is valued at the lower of cost or market, except as disclosed to Purchaser, and has not been written down since the date of the Interim Statements. The cost of all such inventory has been determined on the basis of consistent accounting practices for at least eighteen months preceeding this Agreement.

         The items of Inventory which will be sold to Purchaser hereunder will be in good condition and not obsolete, and will be of a quality and quantity usable by Seller in the ordinary course of its business.

         All of the Receivables represent actual sales made by Seller in the ordinary course of its business, and the amount thereof and the reserve therefor reflected on the Seller Statements and the Interim Statements are in accordance with generally accepted accounting principles. None of the obligors under the Receivables of Seller have refused to pay, or given notice that it will refuse to pay, the full amount or any portion thereof, except as may be reflected in customary accounting reserves. Certain of the Receivables have been factored as noted in Section 2.7 of this Agreement.

         6.10 EQUIPMENT Except as may be set forth on Exhibit D, all items included in the Equipment are located on the Leased Premises, and are in good condition and repair, ordinary wear and tear excepted.

         6.11 REAL ESTATE; LEASED PREMISES Seller does not own, and Seller, as well as the Predecessor, has never owned, any real property.

         Seller does not lease or otherwise use or occupy any real property other than the Leased Premises. The Leased Premises are in good condition, normal wear and tear excepted. The heating, air conditioning, plumbing and electrical systems serving the Leased Premises are in good operating order, ordinary wear and tear excepted, and there is no material defect or wear and tear to the Leased Premises, or any other material deterioration, or damage, which prohibit or impair the continued use of the Leased Premises, or would require any material expenditure for repair or replacement. Seller has not received notice that the Leased Premises or the building in which they are located do not comply with municipal, state and federal statutes, ordinances, rules and regulations applicable to the construction of the buildings and their actual use.

         To the best of Seller's knowledge there are not: (i) any transformers, capacitors or other appliances in use or stored in the Leased Premises which contain PCB's; (ii) any urea-formaldehyde insulation or any asbestos in the Leased Premises; or (iii) any hazardous substance or hazardous waste (hereinafter a "Hazardous Substance"), as defined in the Comprehensive Environmental Response Compensation and Liability Act of 1980 ("CERCLA"), or the Resource Conservation and Recovery Act of 1976 ("RCRA") or any other applicable federal, state or local environmental laws, statutes or regulations or as defined in 42 U.S.C. 3251, as amended, located anywhere in the Leased Premises, except for Hazardous Substances which are stored and disposed of in compliance with applicable law. No activity has been conducted by Seller at the Leased Premises or adjoining properties which has given rise to, or may give rise to, any liability or obligation under any applicable federal, state or local environmental protection, health, safety, or similar law, whether statutory or common law, except as disclosed in Exhibit T.

         Seller has not engaged in the business of generating, transporting, storing, treating or disposing of Hazardous Substances in or about the Leased Premises, except as disclosed in Exhibit T. To the best of Seller's knowledge, the Leased Premises have not been used for the storing or disposal of waste or for storing or disposal of Hazardous Substances prior to or during the period that Seller has been a tenant of the Leased Premises, except as disclosed in Exhibit T.

         6.12 ASSETS COMPLETE The Assets which will be sold by Seller and acquired by Purchaser at Closing include all Assets used in or necessary for the operation of the Business, including but not limited to all tangible property presently located at the Leased Premises, and excluding title to assets leased under personal property leases, disclosed as Contracts hereunder, and non-material items of personal property owned by employees. Seller does not lease or otherwise use any property owned by third parties in its operations, except as may occur under leases disclosed as Contracts hereunder. Since December 31, 1996 no assets of any kind used by the Seller have been removed, transferred or disposed of except for sales of inventory and utilization of supplies in the ordinary course of business of Seller.

         6.13 LITIGATION Except as disclosed in Exhibit U, there are no claims, actions, suits, proceedings or investigations (whether or not purportedly on behalf of Seller) pending or threatened against or affecting Seller or the Assets, at law or in equity or admiralty or before or by any federal, state, municipal or other governmental department, commission, board, agency or instrumentality, domestic or foreign, nor has any such action, suit, proceeding or investigation been pending during the 12-month period preceding the date hereof. There are no facts or circumstances which might give rise to or constitute the basis for any such claim, action, suit, proceeding or investigation. Seller is not operating under or subject to, or in default with respect to, any order, writ, injunction or decree of any court or federal, state, municipal or other governmental department, commission, board, agency or instrumentality, domestic or foreign.

         6.14 COMPLIANCE WITH LAWS Seller has complied with, and the Assets comply with, all applicable laws, regulations and orders applicable to Seller or the Assets, including without limitation the Food, Drug and Cosmetic Act, CERCLA, RCRA, the Occupational Safety & Health Act, the Clean Air Act, the Clean Water Act, the Toxic Substances Control Act, the Safe Drinking Water Act, and the Refuse Act, and the present uses by Seller of the Assets do not violate any such laws, regulations and orders.

         6.15 INTELLECTUAL PROPERTY Exhibit F lists all patents, trademarks, service marks, trade names, trademark, service mark and trade name registrations, brand names, copyrights and copyright registrations, all pending applications for any of the foregoing, and any other proprietary rights, inventions, trade secrets, or know-how or processes (hereinafter the foregoing are collectively referred to as "Intellectual Property") used in the operation of Seller's business, or owned by Seller, and any licenses granted by or to Seller, and any other contracts, agreements, commitments or understandings to which it is a party, which relate, in whole or in part, to Intellectual Property. Said Exhibit F further includes a brief description of the filing, registration or issuance dates of any such Intellectual Property. Seller owns or is licensed to use, under licenses disclosed herein, all Intellectual Property used by it in the conduct of its business as currently conducted or planned to be conducted, and, except as may exist under licenses disclosed herein, no other person, including but not limited to any shareholder of Seller, owns or has any interest in any such Intellectual Property. The use by Seller of any such Intellectual Property, and the conduct by Seller of its business, does not infringe on the rights of any third party, and no claim has been asserted to such effect or otherwise affecting any Intellectual Property of Seller. To the best of Seller's knowledge, no other party is infringing upon any Intellectual Property of Seller. The Intellectual Property to be assigned, transferred and conveyed to Purchaser hereunder constitutes all the Intellectual Property used or owned by Seller in the conduct of its business, or in connection with the Assets.

         Except as set forth on Exhibit L, Seller has taken all steps reasonably necessary to protect, and to maintain the confidentiality of, its confidential information and trade secrets, including, but not limited to, having its employees and consultants enter into confidentiality agreements. The confidentiality agreements presently in existence for the benefit of Seller are listed on Exhibit N. All such agreements may and will be assigned to Purchaser at the Closing hereunder except as such agreements relate to the Blood Glucose Products if such Products are returned to the Seller in accordance with Section 2.3.2 of this Agreement.

         6.16 LABOR CONTROVERSIES There are no disputes or controversies pending or to the best knowledge of Seller, threatened, between Seller and (i) any union or (ii) any of Seller's employees. Seller is not currently subject to (i) any threats of strikes or work stoppages, or (ii) any organizational efforts or demands for collective bargaining or any union organization. Seller is in substantial compliance with applicable labor laws. Seller is not party to any collective bargaining agreements.

         6.17 PENSION AND PROFIT SHARING PLANS; BENEFITS Seller has no pension or profit sharing plans which cover any of its employees, except as referenced on Exhibit C-1. All contributions required to be made or accrued prior to the Closing Date to any such plans shall have been paid or adequate provision made therefor.

         Exhibit C-1 contains a complete list of all employee benefits provided by Seller to its employees including but not limited to any disability, medical, dental, workers compensation, health insurance, life insurance, vacation, benefits plans, incentive plans, fringe benefit plans and any other material plans, programs, agreements or arrangements which provide benefits to any current or former employee of Seller.

         All the accrued or reasonably anticipated obligations of Seller, whether arising by operation of law, by contract or by past custom, for payments by it to trust or other funds, or to any governmental agency with respect to unemployment compensation benefits or social security benefits, or to employees for accrued vacation benefits, holiday pay, bonuses, other forms of compensation or any other benefits for employees of Seller shall have been paid prior to Closing or, if due after Closing, shall be paid when due under applicable laws, regulations, or provisions of benefit plans or policies as the case may be. In no event shall Purchaser assume or be responsible for past or future obligations of Seller to any employee, including any obligations to pay salary, benefits, severance pay, vacation pay or other benefits to any employee, regardless of whether such employees are hired by Purchaser.

         6.18 CHANGES IN SUPPLIERS AND CUSTOMERS Except as to matters related to [XXX], the resolution of which is pursuant to Section 10.2 as a condition to closing the transaction contemplated by this Agreement, Seller is not aware of any facts which indicate that any of the significant customers of Seller intends to cease being a customer of Seller (or intends to not continue as customer with Purchaser after the Closing hereunder), nor is Seller aware of any facts which indicate that any supplier or provider of services to Seller intends to cease doing business with Seller, or to not do business with Purchaser after the Closing hereunder, whether as a result of the transactions contemplated hereby or otherwise.

         6.19 CONDUCT OF BUSINESS Except as disclosed in Exhibit L, since December 31, 1996 and until the Closing Date, Seller has not and will not have:

                  (i) incurred any Liabilities or Obligations (absolute or contingent), except for Liabilities and Obligations disclosed in the Interim Statements, or in the Exhibits annexed hereto, and except for such Liabilities and Obligations as have arisen in the ordinary course of business of Seller since the date of the Interim Statements, none of which newly arisen Liabilities and Obligations have a material adverse effect upon Seller, the Assets, or Seller's organization, business, properties, or financial condition;

                  (ii) mortgaged, pledged or subjected to any lien, charge or other encumbrance, any of the Assets, tangible or intangible;

                  (iii) sold or transferred any assets included in the Assets, other than sales of inventory or utilization of supplies in the ordinary course of business;

                  (iv) sold, assigned or transferred any Intellectual Property, or other intangible assets of Seller or relating to the Assets or Seller's business, or included in the Assets;

                  (v) suffered any extraordinary losses or waived any rights of substantial value relating to Seller's business or the Assets;

                  (vi) suffered any damage, destruction or loss to any Assets, whether or not covered by insurance;

                  (vii) entered into any transaction involving or relating to Seller's business or the Assets other than in the ordinary course of business;

                  (viii) except in the normal course of business, increased the compensation payable, or to become payable by Seller to any of its employees including, but not limited to, any bonus payment or deferred compensation;

                  (ix) made or suffered any amendment or termination of any Contracts (including licenses);

                  (x) increased any benefits to employees of Seller under pension, insurance or other employee benefit programs;

                  (xi) changed its methods of accounting in any respect;

                  (xii) except as disclosed to Purchaser, failed to pay its payables or other obligations or liabilities when due in the ordinary course of business;

                  (xiii) acquired a significant portion of the assets or stock of any person or business entity;

                  (xiv) suffered a termination of, or amended, any license or permit.

                  (xv) paid any dividends or distributions to or made any other payments or transfers of money or property to any shareholders of Seller or persons or entities related to or affiliated with or controlled by any of such shareholder, except for the payment of normal salary (not bonuses) in the ordinary course of business.

         6.20 TAXES, TAX RETURNS Except as to the filing of tax returns for 1996, Seller has duly and timely filed all federal, state and local tax returns and reports required to be filed by it, and has paid all taxes (including all interest, penalties, assessments and deficiencies) due or claimed to be due under such duly filed tax returns or has made provision therefor. Seller is not delinquent, and there are no material, asserted or assessed deficiencies that have not been settled, with respect to the payment of any income, sales, use and withholding taxes or other taxes. There are no alleged material tax deficiencies proposed or discussed by the IRS or other appropriate tax authority (whether or not such matters have been settled) that are likely to be proposed or asserted against Purchaser or the Assets if Purchaser continues to operate Seller's business after the Closing in substantially the same manner as it has been operated by Seller. To the best knowledge of Seller and Shareholders, no tax returns of Seller filed or required to be filed are being examined, nor has any action, audit, proceeding or investigation been threatened, by the Internal Revenue Service or other appropriate taxing authority.

         6.21 EMPLOYEES Seller is not aware that any employees of Seller intend to cease their employment with Seller, or to not accept employment or consulting arrangements with Purchaser if offered, whether as a result of the transactions contemplated hereby or otherwise.

         6.22 LICENSES AND PERMITS All licenses, permits, franchises, approvals and governmental authorizations required for Seller, the Business, the Assets, or their operations, are listed on Exhibit O. No other licenses, permits, franchises, approvals or other governmental authorizations are required for Seller, its business, the Assets or their operations as heretofore conducted by Seller. True, current, correct and complete copies of such licenses, permits, franchises, approvals, and governmental authorizations have been delivered by Seller to Purchaser. Seller has performed in all material respects all obligations required to be performed by it to date under, and is not in default under, any such licenses, permits, franchises, approvals, or governmental authorizations or the laws, regulations and requirements of the licensing and permit authorities. All such licenses, permits, franchises, approvals, and governmental authorizations are in full force and effect. Except as required to continue its business in Blood Glucose Products if returned by Purchaser pursuant to Section 2.3.2, as set forth on Exhibit L, all such licenses, permits, franchises, approvals, and governmental authorizations will be assigned to Purchaser at the Closing.

         6.23 CUSTOMERS Exhibit P lists all material customers of Seller and all former customers who, during the time period since January 1, 1995, previously constituted material customers.

         6.24 SUPPLIERS Exhibit P attached hereto lists all material suppliers of products or services to Seller.

         6.25 PERFORMANCE FOR CUSTOMERS Except as listed on Exhibit L, Seller presently is in compliance in all material respects with all contracts with customers which presently are in effect. Since January 1, 1995, except as set forth on Exhibit L, (i) Seller has complied in all material respects with all contracts with customers, and (ii) there have been no material claims by or disputes with customers.

         6.26 PRODUCTS AND WARRANTIES; INSURANCE Set forth on Exhibit J is a description or reference to all warranties made by Seller with respect to products sold by Seller during the last three (3) years. During the past three
(3) years, Seller has maintained quality control and quality standards with respect to the products manufactured and sold by Seller consistent with industry standards and governmental (including FDA) requirements, and has not adversely altered the quality of such products in any material respect. Except as listed on Exhibit L, there have been no material departures by Seller or by products sold by Seller from such standard warranties in the last three (3) years.

         Seller has fully and accurately disclosed its information relating to returns or other claims (whether due to warranties or otherwise) of products to Seller during the past three years.

         Exhibit L details the product liability claims which have been made during the past four (4) years against Seller with respect to products sold by Seller, or with respect to predecessor products to the products sold by Seller. Said Exhibit L includes, without limitation, brief descriptions of the basis of any such claims, the outcome of the claim, including any amounts that had to be paid with respect thereto, and whether such claim was covered by insurance carried by Seller.

         6.27 STATUS OF PRODUCTS AND APPROVALS Exhibit Q attached hereto lists all the products which are currently being marketed by Seller as well as all products which are currently under development by Seller. Said Exhibit Q further specifies those products which have, and those products which require or which might require, registration with or approval by the FDA (hereinafter "FDA Approval"). In the case of each such product which has FDA Approval, said

FDA Approval is currently in full force and effect, and there is no basis for any adverse change in or withdrawal of such FDA Approval.

         In the case of those products which require or might require FDA Approval, where such Approval has not yet been obtained, said Exhibit Q specifies the expected schedule for obtaining said Approval. Except as listed on said Exhibit Q, there are no reasons to believe that the said Approvals will not be received substantially within such time frame.

         In the case of those products still under development, except as set forth on Exhibit Q, there are no material reasons to conclude that such products would not be viable in the United States and any other markets for which they are targeted.

         Exhibit Q also sets forth comparable information to that required above with respect to other countries where products are being marketed or are planned to be marketed, including providing information regarding any governmental approvals which exist and the status of any approvals which are being sought.

         6.28 MATERIAL CHANGE Since the date of the most recent Seller Statement there has been no material change in the condition, financial or otherwise, of Seller, Seller's business, or the Assets from that shown in said Statement, except changes occurring in the ordinary course of business, which changes have not materially adversely affected the Assets, or Seller's organization, business, properties or financial condition.

         No statute, order, judgment, writ, injunction, decree, permit, rule or regulation of any court or governmental or regulatory body has been adopted or entered, or is proposed to be adopted or entered, which may materially and adversely affect Seller, the Assets or the business of Seller. There has been no event or occurrence affecting Seller, the Assets, or the business of Seller which may have a material adverse effect upon Seller's business, prospects or Assets.

         6.29 DISCLOSURE No representation or warranty made by Seller herein or in any agreements, certificates or documents delivered in connection with this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary to make such representation or warranty not misleading.

                                   ARTICLE VII

                   REPRESENTATIONS AND WARRANTIES BY PURCHASER


         Purchaser represents and warrants to Seller that the following statements are true and correct as of the date of this Agreement and will be true and correct on the Closing Date as if made on said date:

         7.1 ORGANIZATION AND STANDING Purchaser is a corporation duly organized, existing and in good standing under the laws of the state of Minnesota.

         7.2 NO CONFLICT The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not (a) result in a breach of any of the terms or conditions of, or constitute a default under, any mortgage, note, bond, indenture, agreement, license or other instrument or obligation to which Purchaser is a party or by which it or any of its properties or assets may be bound or affected, or (b) violate any order, writ, injunction or decree of any court, administrative agency or governmental body, or (c) conflict with or result in the breach of the terms, conditions or provisions of the Articles of Incorporation or By-Laws of the Purchaser.

         7.3 AUTHORITY Purchaser has full power and authority to enter into this Agreement and to carry out the transactions contemplated hereby, and all corporate and other proceedings required to be taken by Purchaser in connection with this Agreement and the transactions contemplated hereby and necessary to make the same effective have been duly and validly taken. This Agreement constitutes a valid and binding obligation of Purchaser and is enforceable in accordance with its terms.


                                  ARTICLE VIII

                             COVENANTS OF THE SELLER


         8.1 ACTIONS Seller will not take or permit to be taken any action or do or permit to be done anything in the conduct of its business or otherwise, which would be contrary to or in breach of any of the terms, conditions or provisions of this Agreement, or which would cause any of the representations and warranties of Seller to be untrue as of the Closing Date or any time thereafter.

         8.2 FEES Seller shall pay all fees and disbursements of counsel and accountants for Seller arising in connection with this Agreement and the transactions contemplated hereby.

         8.3 FURTHER ASSURANCES On the Closing Date, and from time to time thereafter, at the request of Purchaser, Seller will execute and deliver to Purchaser all such assignments, endorsements and other documents, and take such other action as Purchaser may reasonably request in order more effectively to transfer and assign to Purchaser the Assets transferred to Purchaser pursuant to this Agreement, to confirm the title of Purchaser thereto and to assist Purchaser in exercising its rights with respect thereto and under this Agreement.

         8.4 CONSENTS Seller has obtained, or by the Closing Date will obtain, all consents which are required in connection with the assignment of any Contracts or other arrangements to Purchaser pursuant to this Agreement, and any other consents or approvals which are required in connection with the closing of this Agreement and the consummation of the transactions contemplated hereby.

         8.5 DATA TRANSFER Prior to the Closing Date, Seller shall cooperate with Purchaser in arranging for Seller's data relating to the Assets and the Business to be immediately transferred to Purchaser's computer system at the time of the Closing. This will include using its best efforts, in consultation with Purchaser's MIS personnel, to have such data formatted in such a way that it will effectively transfer to Purchaser's system and to have tapes or other media ready to transfer to Purchaser at the date of the Closing. After the Closing, Seller shall continue to cooperate, on a reasonable basis, with Purchaser in arranging for the transfer of data to Purchaser in a method that is efficient and compatible with Purchaser's computer system, to the extent reasonably feasible.


                                   ARTICLE IX

                              NO BROKERS OR FINDERS


         Seller and Purchaser represent and warrant to each other that each did not directly or indirectly engage any person, corporation or partnership to bring about the consummation of the transactions contemplated herein, and, that no person, corporation or partnership is entitled to a broker's commission, finder's fee or any similar compensation upon the consummation of the transactions contemplated herein. If this representation and warranty is breached by either Seller or Purchaser, the breaching party shall indemnify and hold harmless the other party from any and all claims, demands, liabilities and obligations (and any and all expenses and costs incurred in connection with or in defending against the same), which may arise due to any third party's claim as a broker or finder.

                                    ARTICLE X

                       CONDITIONS PRECEDENT TO OBLIGATIONS
                                  OF PURCHASER


         The obligations of Purchaser hereunder are subject to the conditions that, on or before the Closing Date:


         10.1 LEUKOCYTE VALIDATION The leukocyte reagent component of Seller's Urine Chemistry Product shall have achieved Process Validation on or before January 15, 1998. In the event Process Validation shall not have been achieved on or before January 15, 1998, Purchaser shall have the sole discretion to:

                  (a) waive such condition precedent and proceed with Closing;

                  (b) postpone Closing to a date and time determined by Purchaser, with reservation of right to further exercise at that time any of the alternatives identified in this Section 10.1; or

                  (c) terminate this Agreement.

         10.2 [XXX] Seller shall obtain and deliver to Purchaser, as a condition to Closing and the several obligations of the parties created herein, a comprehensive waiver and release of claims executed by [XXX], for the benefit of Seller, Purchaser, their agents and employees, and in a form reasonably acceptable to Purchaser.

         10.3 REPRESENTATIONS AND WARRANTIES TRUE AT CLOSING The representations and warranties of Seller contained in this Agreement or in any certificate or document delivered pursuant to the provisions hereof or in connection with the transactions contemplated hereby shall be true on and as of the Closing Date as though such representations and warranties were made at and as of such date.

         10.4 COMPLIANCE WITH THE AGREEMENT Seller shall have performed and complied with all agreements and conditions required by this Agreement to be performed or complied with by it prior to or at the Closing Date.

         10.5 CERTIFICATE Seller shall deliver to Purchaser a certificate of an officer of Seller dated the Closing Date, certifying in such detail as Purchaser may request to the fulfillment of the conditions specified in Sections 10.2 and 10.3.

         10.6 DELIVERIES The documents required under Article III hereof shall be tendered by Seller for delivery to Purchaser at the Closing.

         10.7 OPINION OF SELLER'S COUNSEL Purchaser shall have received an opinion of counsel to Seller, dated the Closing Date, substantially in the form of Exhibit R hereto.

         10.8 INJUNCTION On the Closing Date, there shall be no effective injunction, writ, preliminary restraining order or any order of any nature issued by a court of competent jurisdiction directing that the transactions provided for herein or any of them not be consummated as herein provided.

         10.9 CASUALTY Prior to the Closing Date, the business and the Assets of Seller, or any portion thereof, shall not have been adversely affected in any material way as a result of any fire, accident, flood or other casualty or act of God or the public enemy.

         10.10 ADVERSE DEVELOPMENT There shall have been no developments in the business of Seller, or in the Assets, between the date of the Interim Statements and the Closing Date which would have a materially adverse effect on Seller's business or the Assets.

         10.11 AGREEMENTS WITH CERTAIN OFFICERS AND EMPLOYEES The Agreements attached hereto as Exhibit S shall have been executed and delivered by Seller and Messrs. Murray, Moyer, and Koopman to Purchaser.

         10.12 OTHER EMPLOYEES Purchaser shall have received assurances satisfactory to Purchaser that a satisfactory number of the employees other than the Shareholders who Purchaser wishes to hire will accept employment with Purchaser as of the Closing Date.

         10.13 ASSIGNMENTS All required consents to Assignments for all material Contracts and for the lease for the Leased Premises shall have been received.

         10.14 INVESTIGATIONS Purchaser shall be satisfied, in its sole discretion, with the results of its legal, accounting, business, environmental and other due diligence review of Seller's business and the Assets.

         10.15 APPROVAL The Board of Directors of Purchaser shall have approved this Agreement and the transactions contemplated hereby.

                                   ARTICLE XI

                     CONDITIONS PRECEDENT TO THE OBLIGATIONS
                                    OF SELLER


         The obligations of the Seller hereunder are subject to the conditions that, on or before the Closing Date:

         11.1 REPRESENTATIONS AND WARRANTIES TRUE AT CLOSING The representations and warranties of Purchaser contained in this Agreement or in any certificate or document delivered pursuant to the provisions hereof or in connection with the transactions contemplated hereby, shall be true on and as of the Closing Date as though such representations and warranties were made at and as of such date.

         11.2 PURCHASER'S COMPLIANCE WITH THE AGREEMENT Purchaser shall have performed and complied with all agreements and conditions required by this Agreement to be performed or complied with by it prior to or at the Closing Date.

         11.3 OFFICERS' CERTIFICATE Purchaser shall deliver to the Seller a certificate of an officer or authorized signer of Purchaser, dated the Closing Date, certifying in such detail as the Seller may request to the fulfillment of the conditions specified in Sections 11.1 and 11.2.

         11.4 INJUNCTION There shall be no effective injunction, restraining order or order of any nature issued by a court of competent jurisdiction which shall direct that this Agreement, or any of the transactions provided for herein, not be consummated as herein provided.

         11.5 AGREEMENTS WITH CERTAIN OFFICERS AND EMPLOYEES Purchaser shall have executed and delivered the Agreements appearing in Exhibit S.

         11.6 APPROVAL The Board of Directors and Shareholders of Seller shall have approved this Agreement and the transactions contemplated hereby.

         11.7 OPINION OF PURCHASER'S COUNSEL Seller shall have received an opinion of counsel to Purchaser dated the Closing Date, substantially in the form of Exhibit V hereto.

         11.8 ASSUMPTIONS BY PURCHASER Purchaser shall assume the obligations of Seller identified in and pursuant to the agreement listed on Exhibit W hereto.

                                   ARTICLE XII

                                 INDEMNIFICATION


         12.1 SELLER'S INDEMNIFICATION OF BUYER Seller hereby agrees that, notwithstanding the Closing and the delivery of instruments of conveyance, Seller will indemnify, defend, save and hold Purchaser and its stockholders, directors, employees, agents and affiliates (collectively "Indemnified Persons of Seller") harmless from and against any and all liabilities, losses, damages, claims, deficiencies, costs and expenses (including, without limitation, reasonable attorney fees and other costs and expenses incident to any suit, action or proceeding) arising out of or resulting from and will pay to Purchaser the amount of damages suffered thereby together with any amount which it may pay or become obligated to pay (collectively "Buyer's Damages") on account of:

                  (a) the breach or inaccuracy of any warranty or representation by Seller herein or any misstatement of a fact or facts herein made by Seller;

                  (b) the failure by Seller to state or disclose a material fact herein necessary in order to make the facts herein stated or disclosed not misleading;

                  (c) any failure of Seller to perform or observe any term, provision, covenant or condition hereunder on the part of it to be performed or observed; or

                  (d) any act performed, transaction entered into, or state of facts suffered to exist by Seller in violation of the terms of this Agreement.

         In the event of any claim by an Indemnified Person of Seller under this
Article XII, such Person shall be entitled to exercise all remedies provided by law and/or equity with respect thereto; in addition upon delivery of written notice of a claim hereunder specifying the claim in reasonable detail, Purchaser shall be entitled to escrow with an independent third party the amount of such claim by deducting the amount of such claim from any amounts due Seller until such claim is resolved.

         12.2 PURCHASER'S INDEMNIFICATION OF SELLER Purchaser hereby agrees that, notwithstanding the Closing and the delivery of instruments of conveyance, Purchaser will indemnify, defend, save and hold Seller and its stockholders, directors, employees, agents and affiliates (collectively "Indemnified Persons of Purchaser") harmless from and against any and all liabilities, losses, damages, claims, deficiencies, costs and expenses (including, without limitation, reasonable attorney fees and other costs and expenses incident to any suit, action or proceeding) arising out of or resulting from and will pay to Seller the amount of damages suffered thereby together with any amount which it may pay or become obligated to pay (collectively, "Seller's Damages") on account of:

                  (a) the breach or inaccuracy of any warranty or representation by Purchaser herein or any misstatement of a fact or facts herein made by Purchaser;

                  (b) the failure by Purchaser to state or disclose a material fact herein necessary in order to make the facts herein stated or disclosed not misleading;

                  (c) any failure of Purchaser to perform or observe any term, provision, covenant or condition hereunder on the part of it to be performed or observed; or

                  (d) any act performed, transaction entered into, or state of facts suffered to exist by Purchaser in violation of the terms of this Agreement.

         In the event of any claim by an Indemnified Person of Purchaser under this Article XII, such Person shall be entitled to exercise all remedies provided by law and/or equity with respect thereto.

         12.3 LIMITATION ON AMOUNTS. Seller shall have no liability (for indemnification or otherwise) with respect to the matters described in clauses
(a), (b), (c) and (d) of Section 12.1 until the total of all Purchaser's Damages with respect to such matters exceeds $25,000.00. Purchaser shall have no liability (for indemnification or otherwise) with respect to the matters described in clauses (a), (b), (c) and (d) of Section 12.2 until the total of all Seller's Damages with respect to such matters exceeds $25,000.00.

         12.4 PROCEDURE FOR INDEMNIFICATION - THIRD PARTY CLAIMS.

                  (a) Promptly after receipt by an indemnified party under
         Section 12.1 or 12.2 of notice of the commencement of any proceeding against it, such indemnified party will, if a claim is to be made against an indemnifying party under such Section, give notice to the indemnifying party of the commencement of such claim, but the failure to notify the indemnifying party will not relieve the indemnifying party of any liability that it may have to any indemnified party, except to the extent that the indemnifying party demonstrates that the defense of such action is prejudiced by the indemnifying party's failure to give such notice.

                  (b) If any proceeding referred to in Section 12.4(a) is brought against an indemnified party and it gives notice to the indemnifying party of the commencement of such proceeding, the indemnifying party will be entitled to participate in such proceeding and, to the extent that it wishes (unless the indemnifying party is also a party to such proceeding and the indemnified party determines in good faith that joint representation would be inappropriate), to assume the defense of such proceeding with counsel satisfactory to the indemnified party and, after notice from the indemnifying party to the indemnified party of its election to assume the defense of such proceeding, the indemnifying party will not, as long as it diligently conducts such defense, be liable to the indemnified party under this Section 12 for any fees of other counsel or any other expenses with respect to the defense of such proceeding, in each case subsequently incurred by the indemnified party in connection with the defense of such proceeding, other than reasonable costs of investigation. If the indemnifying party assumes the defense of a proceeding, (i) it will be conclusively established for purposes of this Agreement that the claims made in that proceeding are within the scope of and subject to indemnification; (ii) no compromise or settlement or such claims may be effected by the indemnifying party without the indemnified party's consent unless the sole relief provided is monetary damages that are paid in full by the indemnifying party; and (iii) the indemnified party will have no liability with respect to any compromise or settlement of such claims effected without its consent. If notice is given to an indemnifying party of the commencement of any proceeding and the indemnifying party does not, within ten days after the indemnified party's notice is given, give notice to the indemnified party of its election to assume the defense of such proceeding, the indemnifying party will be bound by any determination made in such proceeding or any compromise or settlement effected by the indemnified party.

         12.5 NOTICE PRIOR TO CLOSING. No party hereto shall be deemed to have breached any representation, warranty, or covenant if (i) the other party hereto has been notified prior to the Closing of the breach of, or inaccuracy in, or of any facts or circumstances constituting or resulting in the breach of or inaccuracy in, such representation, warrant or covenant, and (ii) such other party has permitted the Closing to occur and, for purposes of this Agreement, is thereby deemed to have waived such breach or inaccuracy; provided, however, that a disclosure pursuant to this Section 12.5 shall not prejudice the rights of the parties pursuant to Article X or XI hereof not to consummate the transactions contemplated by this Agreement.


                                  ARTICLE XIII

                     NATURE AND SURVIVAL OF REPRESENTATIONS


         All statements contained in any documents, certificates or other instruments delivered by or on behalf of Seller or Purchaser pursuant to this Agreement or in connection with the transactions contemplated hereby shall be deemed representations and warranties by Seller or Purchaser hereunder. All representations and warranties and agreements made by Seller or Purchaser in this Agreement or in any documents, certificates, or other instruments delivered pursuant hereto shall survive the Closing hereunder (and any investigation at any time made by or on behalf of Seller or Purchaser).


                                   ARTICLE XIV

                                     NOTICES


         All notices, requests, demands, and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered or mailed first-class postage prepaid:

                  (a)    To the Seller:

                                 Dia-Screen Corporation
                                 5182 W. 76th Street
                                 Minneapolis, MN 55439

                        with a copy thereof to:

                                 John A. Murray
                                 2735 White Oak Circle
                                 Orono, MN 55356

                        and a copy to:


                                 Timothy M. Heaney
                                 Fredrikson & Byron, P.A.
                                 1100 International Centre
                                 900 Second Avenue South
                                 Minneapolis, MN 55402

                  (b)   To Purchaser:


                                 Chronimed Inc.
                                 Suite 250, Ridgedale Office Center
                                 13911 Ridgedale Drive
                                 Minnetonka, MN 55305
                                 Attention:  Maurice R. Taylor
                                 Chief Executive Officer
                        with a copy thereof to:

                                 John E. Brower
                                 Gray, Plant, Mooty, Mooty & Bennett, P.A.
                                 3400 City Center
                                 33 South Sixth Street
                                 Minneapolis, MN 55402

or to such other address or to such other person as Purchaser or Seller shall have last designated by notice to the other.


                                   ARTICLE XV

                                  MODIFICATION


         With the exception of the provisions of paragraph 15 of the letter of intent between the parties hereto dated October 15, 1997 which continues in full force and effect and which shall survive any termination of this Agreement if the transaction contemplated by this Agreement is not consummated, this Agreement supersedes all prior agreements or understandings between the parties with respect to its subject matter hereof, and contains the entire agreement between the parties hereto with respect to the transactions contemplated herein and shall not be modified or amended except by an instrument in writing signed by or on behalf of the parties hereto.


                                   ARTICLE XVI

                                    EXPENSES


         Whether or not the transactions contemplated hereby are consummated, each of the parties hereto shall pay its own expenses incurred in connection with the authorization, preparation, execution or performance of this Agreement and all transactions contemplated hereby, including without limitation all fees and expenses of agents, representatives, counsel and accountants.

                                  ARTICLE XVII

                        ASSIGNMENT; NO THIRD PARTY RIGHTS


         This Agreement shall not be assignable by any party hereto without the prior written consent of the other party, except that Purchaser may assign any of its rights under this Agreement to any subsidiary or affiliate of Purchaser. This Agreement will be binding upon and inure to the benefit of the parties hereto and their successors and permitted assigns. Nothing expressed or referred to in this Agreement will give any person or entity other than the parties to this Agreement any legal or equitable right, remedy or claim under or with respect to this Agreement.


                                  ARTICLE XVIII

                             MINNESOTA LAW TO GOVERN


         This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Minnesota.


                                   ARTICLE XIX

                                     WAIVER


         The rights and remedies of the parties to this Agreement are cumulative. All waivers by any party of their rights or remedies under this Agreement must be in writing to be effective. Neither the failure to exercise, nor any delay in the exercise of, any right or remedy under this Agreement will operate as a waiver of such right or remedy, and no single or partial exercise of any right or remedy will preclude any other or further exercise of such right or remedy.


                                   ARTICLE XX

                                  COUNTERPARTS


         This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

                                   ARTICLE XXI

                                    HEADINGS


         The headings in this Agreement are for convenience of reference only and shall not be deemed to alter or affect any provision thereof. Reference to numbered "articles," "sections," "paragraphs" and "subparagraphs," and to lettered "Exhibits" refer to articles, sections, paragraphs and subparagraphs of this Agreement and Exhibits annexed thereto.


                                  ARTICLE XXII

                           ACCESS TO BOOKS AND RECORDS


         Under the terms of this Agreement, Purchaser is receiving some of the books and records which relate to Seller's business relating to the Assets, while Seller is retaining other records. Each party agrees that for a period of three (3) years from the Closing Date, said party shall preserve any books and records relating to the Assets and the related business, and that during such period it will afford to the other party access to all such books and records at reasonable business hours and upon reasonable notice. After the termination of said three-year period each party shall be free to dispose of any such records in such form as it pleases, unless the other party has requested said records. If the other party has made such a request, the party receiving the request either shall give to the requesting party the originals or copies of such records, or may retain such records subject to the requesting party's continuing right to inspect the same.

                                  ARTICLE XXIII

                                 CHANGE OF NAME


         At any time on or after Closing, upon request of Purchaser, Seller shall change its corporate name to a name that does not bear any similarity to Seller's present name, and which does not include either of the words "Dia" or "Screen" or variants thereof.

                                  ARTICLE XXIV

                              PUBLIC ANNOUNCEMENTS


         The parties agree that prior to the Closing Date, any and all public communications concerning this Agreement and the purchase and sale of the Assets by Purchaser, and the timing, manner and content of such disclosures, shall be subject to the mutual agreement of Seller and Purchaser, except that it is understood that Purchaser, after first advising Seller, shall be permitted to make such announcements as are required by law or the NASDAQ NMS, or which are deemed advisable by Purchaser.


                                   ARTICLE XXV

                                   TERMINATION


         25.1 TERMINATION EVENTS. This Agreement may, by notice given prior to or at the Closing, be terminated:

                  (a) by either Purchaser or Seller if a material breach of any provision of this Agreement has been committed by the other party and such breach has not been waived;

                  (b) (i) by Purchaser if any of the conditions in Article X has not been satisfied as of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through failure of Purchaser to comply with its obligations under this Agreement) and Purchaser has not waived such condition on or before the Closing Date; or (ii) by Seller, if any of the conditions in Article XI has not been satisfied of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of Seller to comply with their obligations under this Agreement) and Seller has not waived such condition on or before the Closing Date;

                  (c) by mutual consent of Purchaser and Seller; or

                  (d) by either Purchaser or Seller if the Closing has not occurred (other than through the failure of any party seeking to terminate this Agreement to comply fully with its obligations under this Agreement) on or before March 31, 1998, or such later date as the parties may agree upon.

         25.2 EFFECT OF TERMINATION. Each party's right of termination under
Section 25.1 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of a right of termination will not be an election of remedies. If this Agreement is terminated pursuant to Section 25.1, all further obligations of the parties under this Agreement will terminate, except that the obligations in Articles XV and XVI and Section 25.3 will survive; provided, however, that if this Agreement is terminated by a party because of the breach of the Agreement by the other party or because one or more of the conditions to the terminating party's obligations under this Agreement is not satisfied as a result of the other party's failure to comply with its obligations under this Agreement, the terminating party's right to pursue all legal remedies will survive such termination unimpaired.

         25.3 CONFIDENTIALITY. If the transactions contemplated by this Agreement are not consummated for any reason, each party will return to the other all written materials, and copies of such materials, provided to it by such other party. In such event, the Confidentiality Agreement of the parties dated October 15, 1997 shall remain in full force and effect and shall survive the termination of this Agreement.


                                  ARTICLE XXVI

                                   ARBITRATION


         26. ARBITRATION. Any dispute arising out of or relating to this Agreement or the alleged breach of it, or the making of this Agreement, including claims of fraud in the inducement, or any dispute arising from the employment relationship for its termination, including any claim of discrimination, shall be discussed between the disputing parties in a good faith effort to arrive at a mutual settlement of any such controversy. If, notwithstanding, such dispute cannot be resolved, such dispute shall be settled by binding arbitration. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The arbitrator shall be a retired state or federal judge or an attorney who has practiced business litigation for at least 10 years. If the parties cannot agree on an arbitrator within 20 days, any party may request that the chief judge of the District Court for Hennepin County, Minnesota, select an arbitrator. Arbitration will be conducted pursuant to the provisions of this Agreement, and the commercial arbitration rules of the American Arbitration Association, unless such rules are inconsistent with the provisions of this Agreement, but without submission of the dispute to such Association. Limited civil discovery shall be permitted for the production of documents and taking of depositions. Unresolved discovery disputes may be brought to the attention of the arbitrator who may dispose of such dispute. Except as provided below with respect to injunctions, the arbitrator shall have the authority to award any remedy or relief that a court of this state could order or grant; provided, however, that punitive or exemplary damages shall not be awarded. The arbitrator may award to the prevailing party, if any, as determined by the arbitrator, all of its costs and fees, including the arbitrator's fees. Unless otherwise agreed by the parties, the place of any arbitration proceedings shall be Hennepin County, Minnesota.


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


         IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.


PURCHASER:

CHRONIMED INC.

BY:      /s/ Steven A. Crees
    -----------------------------------
         Steven A. Crees

ITS:     Senior Vice President


SELLER:

DIA-SCREEN CORPORATION

BY:      /s/ John A. Murray
    -----------------------------------
         John A. Murray

ITS:     President and Executive Officer


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